Date: November 4, 2007

AMENDMENT TO MR: YAROSLAV BANDURAK'S EMPLOYMENT AGREEMENT DATED APRIL 1, 2006 / EXHIBIT A

On November 4, 2007, the Board of Directors of Manas Petroleum corporation unanimously agreed on raising Mr. Bandurak's annual salary from USD 63,000 to USD 120,000, payable monthly in accordance with the Company's normal payroll practices. The salary increase come in effect from November 2007 onwards.

IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF MANAS **PETROLEUM CORP.** was hereunto affixed in the presence of:

/s/ Peter-Mark Vogel

Authorized Signatory

MANAS Petroleum Corp.

SIGNED, SEALED AND DELIVERED by **Yaroslav Bandurak** in the presence of:

Name

Address

/s/ Yaroslav Bandurak

YAROSLAV BANDURAK